NEWS RELEASE

Contacts:	Alan Krenek,
Chief Financial Officer
Basic Energy Services, Inc.
817-334-4100

Jack Lascar
Dennard ▪ Lascar Associates
713-529-6600
BASIC ENERGY SERVICES REPORTS
FOURTH QUARTER AND FULL YEAR 2016 RESULTS

FORT WORTH, Texas - March 23, 2017 - Basic Energy Services, Inc. (NYSE: BAS) (“Basic” or the “Company”) today announced its financial and operating results for the fourth quarter and twelve months ended December 31, 2016.

Basic emerged from its Chapter 11 bankruptcy pursuant to a prepackaged plan of reorganization on December 23, 2016. Upon emergence from the Chapter 11 bankruptcy, the Company adopted fresh start accounting, which results in Basic becoming a new entity for accounting and financial reporting purposes upon emergence. Basic evaluated events between December 23 and December 31, 2016 and concluded that the use of an accounting convenience date of December 31, 2016 did not have a material impact on Basic’s results of operations or financial position. As such, the application of fresh start accounting was reflected in its consolidated balance sheet as of December 31, 2016 and all fresh start accounting adjustments were included in its consolidated statement of operations for the year ended December 31, 2016. References to the Basic “Predecessor” relate to the financial position of Basic as of and prior to December 31, 2016 and the results of operations through December 31, 2016; and references to the “Successor” relate to the financial position of Basic on or prior to December 31, 2016. Due to these adjustments, the financial statements as of December 31, 2016 are not comparable with information provided for prior periods.

For the fourth quarter of 2016, the Basic Predecessor reported a net loss of $152.8 million, or a loss of $3.58 per basic and diluted share. Excluding the special items as noted below, fourth quarter net loss was $50.6 million, or a loss of $1.18 per basic and diluted share.

	Three months ended December 31,
	2016	EPS
Predecessor Special Items (adjusted for tax)	(Unaudited)
Net loss, as reported	$(152.8)	$(3.58)
Restructuring expense	44.4	1.04
Vesting of Predecessor equity compensation	6.1	0.14
Retention expense	2.4	0.06
Valuation allowance on federal deferred tax assets	49.3	1.16
Adjusted net loss	$(50.6)	$(1.18)

Net loss for the fourth quarter and for the year ended December 31, 2016 on a Predecessor basis does not include the fresh start accounting fixed asset adjustment of $181.9 million or the net gain on restructuring of $274.9 million. These items are considered a part of Basic’s successor entity and are included in equity in the balance sheet for December 31, 2016.

FOURTH QUARTER 2016 HIGHLIGHTS

Fourth quarter 2016 revenues increased 10% sequentially to $155.5 million from $141.6 million in the third quarter of 2016, as improved levels of activity driven by higher oil prices drove our customers to complete more wells and initiate previously deferred maintenance work on existing well bores throughout our footprint. Fourth quarter 2016 revenues decreased 3% from $161.0 million in the fourth quarter of 2015.

For the third quarter of 2016, Basic reported a net loss of $92.1 million, or a loss of $2.16 per basic and diluted share, which included a tax-effected, non-cash charge of $5.9 million, or $0.14 per basic and diluted share pertaining to professional and other fees associated with the Company’s Chapter 11 bankruptcy filing and a non-cash charge of $32.8 million, or $0.77 per share, related to a valuation allowance on federal deferred tax assets. Excluding the impact of these special items, Basic reported a net loss of $53.4 million, or a loss of $1.25 per basic and diluted share for the third quarter of 2016. In the fourth quarter of 2015, Basic reported a net loss of $55.2 million, or a loss of $1.36 per basic and diluted share.

“We are pleased to have emerged late last year from of a restructuring and recapitalization process with a solid financial foundation from which we expect to continue to strengthen our business.," said Roe Patterson, Chief Executive Officer. “We are proud of our employees for their hard work and dedication making this a successful process. With steadfast assistance from our customers, vendors and various other stakeholders we were able to navigate the restructuring process smoothly and timely. While no restructuring process is ever a desired outcome for any company, we now have a healthier financial position that will allow us to continue providing our customers with industry-leading expertise and safe, efficient services.

“Without a doubt, 2016 was one of the most challenging years in our industry’s history. U.S. land activity continued to decline during most of the year and our revenues fell 32% after having fallen 46% during 2015. However, our fourth quarter results benefitted from the improvement in oil prices and the pick-up in activity, especially in the Permian Basin. Our customers took advantage of this improved environment to restart well maintenance activity and to begin a steady pace of completion activity for new wells.
“Despite the pick-up in activity, fourth quarter margins declined across all product lines because of normal seasonal impacts, reactivation costs of stacked equipment as well as increased headcount and input costs. This situation continued during the first quarter led by the increase in labor rates and the annual reset of payroll taxes. We have been able to pass most of these cost increases through increased pricing, but there is always a degree of lag. This margin pressure has begun to dissipate here at the end of the first quarter.

We expect that to continue in the second quarter as pricing and utilization continues to improve. We expect to exit the first quarter with all of our frac horsepower unstacked, positive EBITDA for March and full first quarter revenues that are 13-15% higher sequentially.

“Looking forward, we expect a gradual improvement in pricing and utilization for the remainder of 2017. Customer guidance on capital expenditures looks promising, with gradual improvements in oily basins for all of our service segments. While we are cautiously optimistic about near term activity levels, we expect a measured and even-paced recovery. Headwinds, such as finding experienced labor, still exist and could delay projects. In addition, all customers are keeping a close eye on fluctuating oil prices and have shown the ability to swiftly respond to large corrections.”

Adjusted EBITDA declined to ($5.2 million), or (3%) of revenues, for the fourth quarter of 2016 from ($4.7 million), or (3%) of revenues, in the third quarter of 2016. In the fourth quarter of 2015, Basic generated Adjusted EBITDA of ($7.5) million, or (5%) of revenues. Adjusted EBITDA is defined as net income before interest, taxes, depreciation and amortization (“EBITDA”), goodwill impairment, retention expenses, restructuring costs, vesting of predecessor equity compensation, the loss on customer audit settlements, and the net gain or loss from the disposal of assets. EBITDA and Adjusted EBITDA, which are not measures determined in accordance with United States generally accepted accounting principles (“GAAP”), are defined and reconciled in note 2 under the accompanying financial tables.
FULL YEAR 2016 HIGHLIGHTS
Revenues for Basic Predecessor during 2016 declined 32% to $547.5 million from $805.6 million for 2015.
In 2016, Basic’s Predecessor reported a net loss of $418.1 million, or $9.97 per basic and diluted share, compared to a net loss of $241.7 million, or a loss of $5.97 per basic and diluted share in 2015. This includes several special items as noted below.

	Twelve months ended December 31,
	2016	EPS
Predecessor Special Items (adjusted for tax)	(Unaudited)
Net loss, as reported	$(418.1)	$(9.97)
Early extinguishment of deferred debt costs	1.3	0.03
Restructuring expense	47.9	1.14
Vesting of predecessor equity compensation	5.6	0.13
Retention expense	4.0	0.10
Valuation allowance on federal deferred tax assets	152.4	3.64
Adjusted net loss	$(207.6)	$(4.93)

This adjusted net loss does not include the fresh start fixed asset adjustment or gain on restructuring as explained above. Excluding special items in 2015, Basic generated an adjusted net loss of $186.7 million, or a loss of $4.58 per basic and diluted share.
Adjusted EBITDA for 2016 decreased to ($29.2) million, or (5%) of revenues from $24.3 million, or 3% of revenue, for 2015. Adjusted EBITDA excludes the special items discussed above for both 2016 and 2015. Adjusted EBITDA is reconciled in note 2 under the accompanying financial tables.

Business Segment Results

Completion and Remedial Services

Completion and remedial services revenue increased 20% to $59.2 million in the fourth quarter of 2016 from $49.4 million in the prior quarter. The sequential improvement in revenue for the segment was led by higher activity levels, particularly in the Permian Basin. However, rate traction remained limited due to continued high levels of competition in all basins in the Company’s footprint. In the fourth quarter of 2015, this segment generated $58.5 million in revenue.

At December 31, 2016, Basic had approximately 444,000 of total hydraulic horsepower (“HHP”), essentially flat compared to both the end of the previous quarter and as of December 31, 2015. Weighted average HHP for the fourth quarter of 2016 was 444,000, equal to the third quarter of 2016. This includes 358,000 of frac HHP. As of December 31, 2016, 116,595 HHP was stacked, with 55,650 HHP unstacked during the fourth quarter of 2016. The stacked HHP as of December 31 includes 101,000 of stacked frac HHP.
Segment profit in the fourth quarter of 2016 decreased to $8.4 million compared to $9.1 million in the prior quarter. Segment margin for the fourth quarter of 2016 decreased to 14% compared to 18% during the previous quarter, driven by a combination of factors, including seasonal holiday and weather impacts, reactivation costs of stacked HHP of approximately 100 basis points, and higher proppant costs. During the fourth quarter of 2015, segment profit was $8.5 million, or 15% of segment revenue.

Fluid Services

Fluid services revenue in the fourth quarter of 2016 increased 3% to $48.8 million from $47.2 million in the prior quarter. Segment revenues increased driven by a pick-up in activity in trucking operations and disposal utilization mainly in the Permian Basin and the Eagle Ford. During the fourth quarter of 2015, this segment generated $58.5 million in revenue.
The weighted average number of fluid services trucks decreased 2% to 944 during the fourth quarter of 2016, compared to 962 during the third quarter of 2016 and declined 6% compared to 1,002 during the fourth quarter of 2015. Truck hours of 503,200 during the fourth quarter of 2016 represented an improvement of 1% from 499,900 during the third quarter of 2016 and a decrease of 10% compared to 557,000 in the same period in 2015.
The average revenue per fluid service truck increased 5% to $51,600 during the fourth quarter from $49,100 in the third quarter of 2016, as disposal utilization and hot oiling revenues rose with increased trucking activity. In the comparable quarter of 2015, average revenue per fluid truck was $58,300.

Segment profit in the fourth quarter of 2016 decreased to $6.3 million from $7.9 million in the prior quarter. Segment profit margin decreased 380 basis points to 13% due to the impact of holiday periods, rising labor costs and inclement weather in the latter part of the quarter. Segment profit in the same period in 2015 was $12.5 million, or 21% of segment revenue.
Well Servicing
Well servicing revenues increased 4% to $45.1 million during the fourth quarter of 2016 compared to $43.2 million in the prior quarter due to an increase in rig hours and utilization driven by increased workover and plugging activity throughout our geographic footprint. Well servicing revenue was $41.5 million in the fourth quarter of 2015. Revenues from the Taylor manufacturing operations were $1.3 million compared to $380,000 in the third quarter of 2016 and $2.6 million in the fourth quarter of 2015.
At December 31, 2016, the well servicing rig count was 421, the same as of the end of the prior quarter and at December 31, 2015. Rig hours increased 7% to 146,200 in the fourth quarter of 2016, compared to 136,600 in the previous quarter and were up 22% from 119,900 hours in the comparable quarter of last year. Rig utilization was 49% in the fourth quarter of 2016, up from 45% in the prior quarter and from 39% in the fourth quarter of 2015.
Excluding revenues associated with the Taylor manufacturing operations, revenue per well servicing rig hour was $300 in the fourth quarter of 2016, down 4% compared to $313 in the previous quarter and down 7% from $324 reported in the fourth quarter of 2015. The lower rig rate per hour reflects the competitive structure of the Permian Basin where most of the increased activity is taking place.
Segment profit in the fourth quarter of 2016 decreased 24% to $6.1 million compared to $8.1 million in the prior quarter and increased 57% from $3.9 million during the same period in 2015. Segment profit margin fell to 14% in the fourth quarter of 2016 from 19% in the prior quarter. Despite the increased rig hours and utilization, margins declined due to a combination of factors, including weather and holiday impacts, higher labor costs and a continued highly competitive pricing environment. In the fourth quarter of 2015, segment profit was 9% of segment revenue. Segment profit from the Taylor manufacturing operations was a loss of $9,000 in the fourth quarter of 2016 compared to positive margin of $18,000 in the third quarter of 2016.

Contract Drilling

Contract drilling revenue increased 31% to $2.4 million during the fourth quarter of 2016 compared to $1.8 million the prior quarter. During the fourth quarter of 2015, this segment generated $2.6 million in revenue. Basic marketed 12 drilling rigs during the fourth quarter of 2016, the same number of rigs as in the previous quarter as well as in the fourth quarter of 2015. While only one rig was active at the beginning of the fourth quarter of 2016, a second rig was contracted in the middle of the quarter and remained active throughout the remainder of the quarter. Revenue per drilling day in the fourth quarter of 2016 decreased to $17,500 compared to $20,100 in the previous quarter, but up from $16,500 in the fourth quarter of 2015.
Rig operating days during the fourth quarter increased to 139 compared to 92 in the third quarter of 2016, resulting in a rig utilization of 13% and 8% during the fourth and third quarters of 2016, respectively. In the comparable period in 2015, rig operating days were 155, producing a utilization of 14%.
Segment loss in the fourth quarter of 2016 was $40,000 compared to a profit of $164,000 in the prior quarter and a profit of $69,000 in the fourth quarter of 2015. Segment margin for the fourth quarter of 2016 was (2%) of segment revenues compared to 9% in the prior quarter, due to costs associated with redeploying the second rig in the quarter. For the fourth quarter of 2015, segment margin was 3%.
G&A Expense
As reported General and administrative (“G&A”) expense was $38.5 million for the fourth quarter of 2016. Net of retention expense and the vesting of predecessor equity compensation discussed above, G&A expense in the fourth quarter of 2016 declined 8% to $27.5 million on an operating basis, or 18% of revenue from $30.1 million, or 21% of revenue, in the prior quarter. G&A expense in the fourth quarter of 2015 was $32.6 million, or 20% of revenue. The 16% decrease in G&A expense from last year’s fourth quarter was primarily the result of headcount reductions, lower incentive compensation and other cost savings initiatives implemented during 2016.
Tax Benefit
Basic had no tax expense for the fourth quarter of 2016, compared to tax expense of $1,000 in the third quarter of 2016. Excluding the impact of valuation allowance as discussed above, Basic’s operating effective tax benefit for the fourth quarter of 2016 was $24.9 million compared to an operating effective tax benefit of $28.3 million in the third quarter of 2016. The fourth quarter of 2016 represents an operating effective tax benefit rate of 32%, compared to 35% in the prior quarter. The adjusted effective tax benefit of $29.8 million in the fourth quarter of 2015 translated into an effective tax benefit rate of 35%.
Cash and Total Liquidity

On December 31, 2016, Basic had cash and cash equivalents of approximately $98.9 million, up from $34.3 million at September 30, 2016 and $46.7 million on December 31, 2015. This amount includes proceeds from the $125 million rights offering on December 23, 2016, less payments of DIP financing and Chapter 11 restructuring costs.

At December 31, 2016, total liquidity was approximately $122.3 million, which included $23.4 million of availability under Basic’s amended and restated $75 million revolving credit facility.
Capital Expenditures
Total capital expenditures during 2016 were approximately $38.3 million (including capital leases of $5.6 million), comprised of $5.0 million for expansion projects, $29.6 million for sustaining and replacement projects and $3.7 million for other projects. Expansion capital spending included $2.9 million for the completion and remedial services segment, $1.1 million for the fluid services segment, and $904,000 for the well servicing segment. Other capital expenditures were mainly for facilities and IT infrastructure.

Basic currently anticipates 2017 maintenance capital expenditures to be $70.0 million, including $30.0 million of capital leases. In addition, we have committed expansion capital expenditures of $45 million in 2017. This includes $43.0 million for completion and remedial services and $2.0 million for the well servicing segment.
Basic will host a conference call to discuss its fourth quarter 2016 results on Friday, March 24, 2017, at 9:00 a.m. Eastern Time (8:00 a.m. Central). To access the call, please dial (412) 902-0003 and ask for the “Basic Energy Services” call at least 10 minutes prior to the start time. The conference call will also be broadcast live via the Internet and can be accessed through the investor relations section of Basic’s corporate website, www.basicenergyservices.com.

A telephonic replay of the conference call will be available until April 7, 2017 and may be accessed by calling (201) 612-7415 and using pass code 13654038#. A webcast archive will be available at www.basicenergyservices.com shortly after the call and will be accessible for approximately 30 days.
About Basic Energy Services
Basic Energy Services provides well site services essential to maintaining production from the oil and gas wells within its operating area. The Company employs more than 3,800 employees in more than 100 service points throughout the major oil and gas producing regions in Texas, Louisiana, Oklahoma, New Mexico, Arkansas, Kansas, and the Rocky Mountain and Appalachian regions. Additional information on Basic Energy Services is available on the Company’s website at www.basicenergyservices.com.
Safe Harbor Statement

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Basic has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including (i) changes in demand for our services and any related material impact on our pricing and utilizations rates, (ii) Basic's ability to execute, manage and integrate acquisitions successfully, (iii) changes in our expenses, including labor or fuel costs and financing costs, (iv) continued volatility of oil or natural gas prices, and any related changes in expenditures by our customers, and (v) competition within our industry. Additional important risk factors that could cause actual results to differ materially from expectations are disclosed in Item 1A of Basic’s Form 10-K for the year ended December 31, 2015 and subsequent Form 10-Qs filed with the SEC. While Basic makes these statements and projections in good faith, neither Basic nor its management can guarantee that anticipated future results will be achieved. Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise.

-Tables to Follow-

Basic Energy Services, Inc.
Consolidated Statements of Operations and Other Financial Data
(in thousands, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
	(Unaudited)		(Unaudited)
Income Statement Data:
Revenues:
Completion and remedial services	$59,218	$58,479	$184,567	$307,550
Fluid services	48,806	58,460	191,725	258,597
Well servicing	45,075	41,544	163,966	217,245
Contract drilling	2,427	2,552	7,239	22,207
Total revenues	155,526	161,035	547,497	805,599
Expenses:
Completion and remedial services	50,820	49,983	158,762	245,069
Fluid services	42,485	45,938	161,535	196,155
Well servicing	38,929	37,638	140,274	184,952
Contract drilling	2,467	2,477	7,079	16,680
General and administrative (1)	38,549	32,603	125,253	143,458
Depreciation and amortization	49152	59,983	213,293	241,471
Restructuring costs	64,882	—	75,352	—
(Gain) loss on disposal of assets	881	483	1,014	1,602
Goodwill impairment	—	—	646	81,877
Total expenses	288,165	229,105	883,208	1,111,264
Operating loss	(132,639)	(68,070)	(335,711)	(305,665)
Other income (expense):
Interest expense	(20,273)	(17,018)	(87,461)	(67,964)
Interest income	3	9	26	26
Bargain purchase gain on acquisition	—	—	662	—
Other income	89	79	467	528
Loss before income taxes	(152,820)	(85,000)	(422,017)	(373,075)
Income tax benefit (expense)	0.00	29,816	3,883	131,330.00
Net loss	$(152,820)	$(55,184)	$(418,134)	$(241,745)
Loss per share of common stock:
Basic	$(3.58)	$(1.36)	$(9.96)	$(5.97)
Diluted	$(3.58)	$(1.36)	$(9.96)	$(5.97)

Other Financial Data:
EBITDA (2)	$(83,395)	$(8,008)	$(121,263)	$(63,666)
Adjusted EBITDA (2)	(5,234)	(7,525)	(29,153)	24,313
Capital expenditures:
Acquisitions, net of cash acquired	—	—	—	7,914
Property and equipment		10,283		38,340

	As of
	December 31,
	2016	2015
	Successor	Predecessor
	(Unaudited)
Balance Sheet Data:
Cash and cash equivalents	$98,875	$46,732
Net property and equipment	488,848	846,290
Total assets	768,154	1,161,369
Total long-term debt	184,751	838,368
Total stockholders' equity	414,408	106,338

	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
Segment Data:	(Unaudited)		(Unaudited)
Completion and Remedial Services
Segment Profits as a percent of revenue	16%	15%	14%	20%

Fluid Services
Weighted average number of fluid service trucks	944	1,002	966	1,018
Truck hours (000's)	503.2	557.0	1999.0	2,291.2
Revenue per fluid services truck (000's)	$52	$58	$199	$254
Segment profits per fluid services truck (000's)	$7	$12	$31	$61
Segment profits as a percent of revenue	13%	21%	16%	24%

Well Servicing
Weighted average number of rigs	421	421	421	421
Rig hours (000's)	146.2	120.0	504.9	592.7
Rig utilization rate	49%	39%	42%	49%
Revenue per rig hour, excluding manufacturing	$300	$324	$310	$348
Well servicing rig profit per rig hour	$43	$33	$47	$54
Segment profits as a percent of revenue	14%	9%	15%	15%

Contact Drilling
Weighted average number of rigs	12	12	12	12
Rig operating days	139	155	413	1361
Revenue per day	$17,500	$16,500	$17,500	$16,300
Drilling rig profit per day	$800	$400	$800	$4,000
Segment profits as a percent of revenue	5%	3%	4%	25%

(1)
Includes approximately $10,189,000 and $3,632,000 of non-cash compensation expense for the three months ended December 31, 2016 and 2015, respectively, and $18,041,000 and $16,922,000 for the twelve months ended December 31, 2016 and 2015 respectively.

(1)
This earnings release contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation and amortization, or “EBITDA.” This earnings release also contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation, amortization, loss on customer audit settlements, and the gain or loss on disposal of assets or “Adjusted EBITDA.” EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, Basic believes EBITDA and Adjusted EBITDA are useful supplemental financial measures used by its management and directors and by external users of its financial statements, such as investors, to assess:

•	The financial performance of its assets without regard to financing methods, capital structure or historical cost basis;

•	The ability of its assets to generate cash sufficient to pay interest on its indebtedness; and

•	Its operating performance and return on invested capital as compared to those of other companies in the well servicing industry, without regard to financing methods and capital structure.

EBITDA and Adjusted EBITDA each have limitations as an analytical tool and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income and operating income, and these measures may vary among other companies. Limitations to using EBITDA as an analytical tool include:

•	EBITDA does not reflect its current or future requirements for capital expenditures or capital commitments;

•	EBITDA does not reflect changes in, or cash requirements necessary, to service interest or principal payments on, its debt;

•	EBITDA does not reflect income taxes;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in its industry may calculate EBITDA differently than Basic does, limiting its usefulness as a comparative measure.

In addition to each of the limitations with respect to EBITDA noted above, the limitations to using Adjusted EBITDA as an analytical tool include:

•	Adjusted EBITDA does not reflect Basic’s gain or loss on disposal of assets;

•	Adjusted EBITDA does not reflect Basic’s goodwill impairment;

•	Adjusted EBITDA does not reflect Basic’s restructuring costs;

•	Adjusted EBITDA does not reflect Basic’s vesting of predecessor equity compensation;

•	Adjusted EBITDA does not reflect Basic’s loss on customer audit settlements; and

•	Other companies in our industry may calculate Adjusted EBITDA differently than Basic does, limiting its usefulness as a comparative measure.

The following table presents a reconciliation of net loss to EBITDA, which is the most comparable GAAP performance measure, for each of the periods indicated:

	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
Reconciliation of Net Income (Loss) to EBITDA:
Net income / (loss)	$(152,820)	$(55,184)	$(418,134)	$(241,745)
Income taxes	—	(29,816)	(3,883)	(131,330)
Net interest expense	20,273	17,009	87,461	67,938
Depreciation and amortization	49,152	59,983	213,293	241,471
EBITDA	$(83,395)	$(8,008)	$(121,263)	$(63,666)

The following table presents a reconciliation of net loss to “Adjusted EBITDA,” which means our EBITDA excluding the gain or loss on disposal of assets, and loss on customer audit settlements:

	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net income / (loss)	$(152,820)	$(55,184)	$(418,134)	$(241,745)
Income taxes	—	(29,816)	(3,883)	(131,330)
Net interest expense	20,273	17,009	87,461	67,938
Depreciation and amortization	49,152	59,983	213,293	241,471
Goodwill Impairment	—	—	646	81,877
(Gain) loss on disposal of assets	881	483	1,014	1,602
Retention expense	3,561		6,261
Restructuring costs	64,882		75,352
Vesting of equity compensation	8,837		8,837
Loss on customer audit settlement	—	—	—	4,500
EBITDA	$(5,234)	$(7,525)	$(29,153)	$24,313